PROTEA BIOSCIENCES GROUP, INC.

CONVERTIBLE PROMISSORY NOTE ADDENDUM

$100,000 Issue Date: October 31, 2012

This addendum is to acknowledge the fact that Nancy Turner, by signing below, has agreed to extend the maturity date for the Converible Promissory Note issued by Protea Biosciences Group, Inc., a Delaware corporation (the "Company"), for the sum of $100,000 on April 16, 2012 (Issue Date). Whereas the original maturity was 90 days from the Issue Date, which resulted in a Maturity Date of July 15, 2012, and an addendum dated June 22, 2012 extended the Maturity Date by 90 days to October 13, 2012, this addendum extends the Maturity Date by 90 days to January 11, 2013.

All other specifics of the original Convertible Promissory Note remain as stated in the original Note.

Name of Holder: Nancy Turner

Address: 3011 Park Place Dr

Frederick MD 21701